Exhibit 99.1

NEWS

AAI Corporation Names Michael A. Boden

Executive Vice President of Programs

AAI Contact:

Sharon Corona

410-628-3184

corona@aaicorp.com

HUNT VALLEY, Maryland, January 10, 2005 — Michael A. Boden has been named executive vice president of programs for AAI Corporation, the company announced today. He has been president of AAI Services Corporation, an AAI subsidiary, since January 2003.

In the newly-created executive position, Boden is responsible for overseeing day-to-day management of AAI’s business units, including Unmanned Systems, Test and Training Systems, Advanced Programs, and AAI Services. He will continue to manage AAI Services until his successor is named. He reports to AAI President and Chief Executive Officer Frederick M. Strader.

Boden joined AAI in 1984 as an engineer and later transferred to AAI Services where he led a proposal team that won a competition to provide maintenance trainers for U.S. Air Force C-17 aircraft. He then established and managed the company’s new engineering and final assembly facility in Summerville, S.C., for the design and delivery of the sophisticated trainers.

In March 2001 Boden was promoted to vice president of operations for AAI Services and returned to the Hunt Valley corporate office where he assumed responsibility for all AAI Services’ programs and functional support operations.

In addition to his AAI career, Boden has been a member of the Maryland Air National Guard for 24 years. He holds the rank of lieutenant colonel and is commander of the 135th Aircraft Maintenance Squadron composed of eight C-130J airlifters.

He earned a bachelor of science degree in aerospace engineering from the University of Maryland in 1983 and a master of science degree in engineering management from The George Washington University in 1994. In 1999 he received AAI’s President’s Award of Excellence for his leadership in establishing the C-17 maintenance trainer facility in South Carolina.

Boden resides in Pylesville, Md., with his wife Sandie and their three children.

AAI Corporation, wholly-owned subsidiary of United Industrial Corporation (NYSE: UIC), is a company focused on the design and production of defense and training systems. In addition to unmanned aerial vehicle systems, its products include training and simulation systems, automated aircraft test and maintenance equipment, and logistical/engineering services for government-owned equipment. For more information on AAI, visit www.aaicorp.com.

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